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                          EXHIBIT (8)
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                     LEWIS, RICE & FINGERSH

                  A LIMITED LIABILITY COMPANY

                       ATTORNEYS AT LAW

                500 N. BROADWAY, SUITE 2000
              ST. LOUIS, MISSOURI 63102-2147

                   TEL (314) 444-7600

                    January 20, 1995


Board of Directors
Boatmen's Bancshares, Inc.
800 Market Street
St. Louis, Missouri 63102


Attention:  Gregory L. Curl, Vice Chairman

Board of Directors
Worthen Banking Corporation
Worthen National Bank of Arkansas Building
200 West Capital Avenue
Little Rock, Arkansas 72201

Attention: Curt Bradbury, Chairman and Chief Executive Officer


    RE:  MERGER OF BBI ACQUISITIONCO, INC. INTO WORTHEN BANKING CORPORATION

Gentlemen:

    You have requested our opinions as to the federal income tax consequences of the proposed merger (the "Merger") of BBI AcquisitionCo, Inc.
("AcquisitionCo") into Worthen Banking Corporation ("Worthen") pursuant to the Agreement and Plan of Merger, dated August 18, 1994 by and among Boatmen's Bancshares, Inc. ("Boatmen's"), Worthen and AcquisitionCo
("Merger Agreement").

    In issuing the opinions set forth in this letter, we have relied upon
(1) the factual representations made by Boatmen's, and AcquisitionCo in written statements, each dated October 10, 1994 and the factual representations made by Worthen in written statements, dated January 20, 1995 (the "Representations"), (2) the Merger Agreement, and (3) the facts, information and documentation set forth in the Registration Statement on Form S-4 of Boatmen's filed with the Securities and Exchange Commission in connection with the Merger ("Registration Statement").

    The opinions set forth in this letter are predicated upon our understanding of the facts set forth in the Merger Agreement, the Representations, and the Registration Statement. Any change in

ST. LOUIS, MISSOURI * KANSAS CITY, MISSOURI * CLAYTON, MISSOURI *
WASHINGTON, MISSOURI * BELLEVILLE, ILLINOIS* HAYS, KANSAS * LEAWOOD, KANSAS

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                         LEWIS, RICE & FINGERSH

Board of Directors
January 20, 1995
Page 2

such facts may adversely affect our opinions. Furthermore, as explained below, our opinions are based upon our understanding of the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinions. We assume no obligation to update our opinions for any deletions or additions to or modification of any law applicable to the Merger.

Based on our review of the Merger Agreement, the Representations, and the Registration Statement, and assuming that the transactions described therein are completed as described, our opinions as to federal income tax consequences of the Merger are as follows.

    1. Provided that the Merger qualifies as a statutory merger under the laws of the State of Arkansas, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Boatmen's, AcquisitionCo and Worthen will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

    2. Pursuant to Sections 361 and 357 of the Code, no gain or loss will be recognized by AcquisitionCo upon the transfer of substantially all of its assets to Worthen in exchange solely for Worthen common stock and the assumption by Worthen of any liabilities of AcquisitionCo.

    3. Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by Worthen upon the receipt of substantially all of the assets of AcquisitionCo in exchange for Worthen common stock.

    4. Pursuant to Section 362(b) of the Code, the basis of the assets of AcquisitionCo received by Worthen will be the same, in each instance, as the basis of such assets in the hands of AcquisitionCo immediately prior to the Merger.

    5. Pursuant to Section 1223(2) of the Code, the holding period of the assets of AcquisitionCo received by Worthen will include, in each instance, the period during which such assets were held by AcquisitionCo.


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                       LEWIS, RICE & FINGERSH


Board of Directors
January 20, 1995
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    6.  Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by Worthen shareholders who exchange all of their Worthen common stock solely for shares of Boatmen's voting common stock.

    7. Pursuant to Section 358(a)(1) of the Code, the basis of the Boatmen's voting common stock received by those Worthen shareholders receiving solely Boatmen's voting common stock will be the same, in each instance, as the basis of the Worthen common stock surrendered in exchange therefor.

    8. Pursuant to Section 1223(1) of the Code, the holding period of Boatmen's voting common stock received by the Worthen shareholders (including any fractional shares to which they may be entitled) will include, in each instance, the period during which the Worthen common stock surrendered in exchange therefor was held, provided the Worthen common stock is held as a capital asset in the hands of the Worthen shareholders on the date of the exchange.

    9. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by Boatmen's upon the exchange of its AcquisitionCo common stock solely for the shares of Worthen common stock.

    10. Where a shareholder of Worthen dissents from the merger and receives solely cash in exchange for his or her Worthen common stock, such cash will be treated as received by the dissenting shareholder as a distribution in redemption of such Worthen common stock subject to the provisions and limitations of Section 302 of the Code and considering the application of
Section 318 of the Code.

    11. Pursuant to Revenue Ruling 66-365, 1966-2 C.B. 116, and Revenue Procedure 77-41, 1977-2 C.B. 574, if a cash payment is received by a shareholder of Worthen in lieu of a fractional share interest of Boatmen's voting common stock, the cash payment will be treated as received by the shareholder as a distribution in redemption of that fractional share interest and will be treated as a distribution in full payment in exchange for the fractional share redeemed subject to the provisions and limitations of Section 302 of the Code and considering the application of Section 318 of the Code.

    12. There will be no federal income tax consequences with respect to the shareholders of Boatmen's as a result of the Merger.

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                       LEWIS, RICE & FINGERSH


Board of Directors
January 20, 1995
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We express no opinion with regard to the federal income tax consequences of the Merger not addressed expressly by the above opinions. In addition, we express no opinion as to any state or local tax consequences with respect to the Merger.

    The shareholders of Worthen should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable, or any other tax considerations not expressly mentioned herein.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  LEWIS, RICE & FINGERSH, L.C.

                                  /s/ LEWIS, RICE & FINGERSH, L.C.